Exhibit 10.4
To: Navios Maritime Acquisition Corporation (the Borrower)
7 September 2010
Dear Sirs,
Up to United States Dollars 40,000,000 loan by Navios Maritime Holdings Inc. to the Borrower
We, Navios Maritime Holdings Inc. (Navios), are pleased to make available to the Borrower the Loan (defined below) on the terms set out in this letter (this letter is hereafter referred to as the Agreement).
For the purposes of this Agreement:
Business Day means a day (other than Saturday or Sunday) on which banks are open for business in Athens and New York.
Drawdown Notice means, in relation to each advance, a notice substantially in the form of Schedule 1.
Event of Default means any of the events listed in Clause 11.
Existing Indebtedness means indebtedness of the Borrower and its subsidiaries in existence on the date of this Agreement.
Finance Document means this Agreement or any other document executed pursuant hereto.
Interest Period means a period of one (1) or three (3) months for the calculation of interest in accordance with the provisions of Clause 6
Interest Payment Date means the last day of an Interest Period
Security means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.
1.	AMOUNT
The maximum amount of the Loan is up to United States Dollars 40,000,000 (the Loan).
2.	CONDITIONS PRECEDENT DOCUMENTS
The obligation of NAVIOS to make the Loan available shall be subject to NAVIOS receiving, in form and substance satisfactory to NAVIOS, the following documents:
(a)	an original of this Agreement duly signed by the Borrower;

(b)	evidence of the authority of any person signing this Agreement on behalf of the Borrower; and

(c)	any other document, opinion, assurance or authorisation that NAVIOS reasonably considers necessary or desirable in connection with the performance of, and the transactions contemplated by, any Finance Document or the validity and enforceability of any Finance Document.

3.	FURTHER CONDITIONS PRECEDENT TO THE LOAN
The obligation of NAVIOS to make the Loan available is subject to the further conditions precedent that as at the date the Borrower requests the Loan to be made and at the date the Loan is made by NAVIOS:
(a)	no Event of Default (defined below), or event which with giving of notice, lapse of time or other condition may constitute an Event of Default, has occurred or is continuing or would result from the borrowing of the Loan; and

(b)	the representations and warranties made by the Borrower in Clause 9 below are correct in all respects.

4.	UTILISATION

4.1	The Borrower must provide NAVIOS with a Drawdown Notice at least one Business Day before stating the date on which NAVIOS is to make the Loan available to the Borrower (the Term Date) and to be credited to an account to be nominated by the Borrower:

4.2	The Loan may be borrowed in up to three advances.

4.3	The Borrower agrees to pay to Navios an arrangement fee of four hundred thousand Dollars ($400,000) on the date of the first advance under the Loan.

4.4	The Loan is for general corporate purposes.

5.	REPAYMENT

5.1	The Borrower must repay the Loan thereon in full on April 1, 2012 (time being of the essence).

5.2	The Borrower may prepay the Loan (and any interest accrued thereon) in full at any time. The Borrower must give NAVIOS three (3) Business Day’s written notice of its intention to repay in accordance with this clause.

6.	INTEREST

6.1	The rate of interest in respect of the Loan will be based on LIBOR plus 3.00% per annum (the “Interest Rate”).

6.2	The Borrower must pay interest in respect of each Interest Period relating thereto on each Interest Payment Date.

6.3	The Borrower must also pay accrued interest on the Loan at the time of repayment or prepayment in accordance with Clause 5.

7.	DEFAULT INTEREST
If the Borrower fails to pay any amount due under this Agreement it must pay default interest on demand on any overdue amount from the due date up to the date of actual payment (both before and after judgment) at the rate of 2% per annum above the Interest Rate on such overdue amounts.
8.	PAYMENTS

8.1	All payments by the parties are to be made in immediately available funds on the due date to a designated account in a country with the currency of United States Dollars. However, amounts payable in respect of any Tax (defined below), fees, costs and expenses are payable in the currency in which they are incurred.

8.2	The Borrower’s payments must be made without set-off or counterclaim and without any deduction, including, without limitation, any tax, levy, impost, stamp duty, duty or other charge or withholding of a similar nature (collectively referred to as Tax), except to the extent required by law. If the Borrower is compelled to make any deductions, the Borrower will pay an additional amount to ensure receipt by NAVIOS of the full amount which NAVIOS would have received but for such deduction.

8.3	The Borrower shall indemnify NAVIOS upon demand against any loss or liability which NAVIOS determines will be or has been suffered (directly or indirectly) by it for or on account of any Tax or registration fees (including, without limitation, any Tax or registration fees payable in respect of the Pledge Agreement) or in respect of the entry into, performance or enforcement of any Finance Document.

9.	REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants that:
(a)	the Finance Documents are legally binding, valid and enforceable upon it;

(b)	the entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not conflict with:
(i)	any law or regulation applicable to it; or

(ii)	any document which is binding upon it or any of its assets;
(c)	no Event of Default has occurred or will result from the entry into, or the performance of any transaction contemplated by, the Finance Documents; and

(d)	no litigation, arbitration or administration proceedings are current or, to its knowledge, pending or threatened, which have or, if adversely determined, are reasonably likely to have a materially adverse effect on the Borrower, its ability to repay the Loan or the enforceability of the Finance Documents.

10.	UNDERTAKINGS

10.1	Information
The Borrower must notify NAVIOS, upon it becoming aware, of details of any litigation, arbitration or administrative proceedings which are current, threatened or pending and which have or might have a materially adverse effect on the Borrower.
10.2	Negative Pledge
The Borrower shall not without the prior written consent of NAVIOS:
(a)	sell, transfer or otherwise dispose of any of its interest in any of its assets;

(b)	create or permit to subsist any Security in respect of its assets or rights; or

(c)	enter into any other arrangement having a similar economic effect as (a) or (b) above,

except to the extent contemplated under the Finance Documents or the Existing Indebtedness.

10.3	Compliance with laws
The Borrower must comply in all respects with all laws to which it is subject and shall obtain, maintain and comply with the terms of any authorisation required under any law or regulation to perform its obligations under, or for the validity or enforceability of, the Finance Documents.
11.	EVENTS OF DEFAULT
If at any time:
(i)	the Borrower fails to pay on the due date any amount payable by it under any Finance Document;

(ii)	the Borrower fails to comply promptly with the terms of any Finance Document;

(iii)	the Borrower makes any representation or warranty (or such representation or warranty is repeated by the Borrower) under the Finance Documents which are incorrect or misleading in any respect;

(iv)	it becomes illegal for the Borrower or NAVIOS to make or maintain any of its obligations under the Finance Documents;

(v)	any of the Finance Documents are not effective in accordance with their terms or are alleged by the Borrower to be ineffective with their terms for any reason; or

(vi)	the Borrower is declared insolvent or similar proceedings are taken in respect of the Borrower or its assets,
(each event listed under (i) to and including (vi) above being an Event of Default) NAVIOS may, by notice to the Borrower, cancel all or any part of the Loan and declare all or any part of the Loan and interest thereon and all other amounts payable to NAVIOS in respect thereof, immediately due and payable and enforce any rights it may have under the Finance Documents.
12.	INDEMNITIES
The Borrower indemnifies NAVIOS against any loss or liability NAVIOS incurs as a consequence of:
(a)	the occurrence of an Event of Default;

(b)	any failure by the Borrower to pay any amount due under the Finance Documents on its due date;

(c)	preparation and enforcement of, or preservation of any rights under, any Finance Document; and

(d)	any judgment or claim being payable in a different currency from that agreed in this Agreement.

13.	TRANSFERS
NAVIOS may assign all or any of its rights under any of the Finance Documents without the Borrower’s consent. The Borrower shall not assign any of its rights under any of the Finance Documents.

14.	WAIVERS

14.1	Any term of the Finance Documents may be amended or waived with the agreement of NAVIOS and the Borrower.

14.2	No failure or delay by NAVIOS in exercising any right, power or privilege under any Finance Document shall operate as a waiver thereof or prejudice any other or further exercise by NAVIOS of any of its rights or remedies under any Finance Document. The rights and remedies contained in the Finance Documents are cumulative and not exclusive of any right or remedies provided by law.

15.	LAW AND JURISDICTION
This Agreement and any non-contractual obligations connected with it shall be governed by English law and the English courts have exclusive jurisdiction to settle any dispute in connection with any Finance Document.
16.	COUNTERPARTS
This Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
17.	NOTICES

17.1	In writing

(a)	Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given:
(i)	in person, by post or fax: or

(ii)	to the extent agreed between NAVIOS and the Borrower, by e-mail or other electronic communication.
(b)	For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

(c)	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

17.2	Contact details

(a)	The contact details of the NAVIOS for this purpose are:

Address:	85 Akti Miaouli
185 38 Piraeus
GREECE
Fax number:	+302104531984
E-mail:	vpapaefthymiou@navios.com
Attention:	Vasiliki Papaefthymiou
(b)	The contact details of the Borrower for this purpose are:

Address:	85 Akti Miaouli
185 38 Piraeus

GREECE
Fax number:	+302104531984
E-mail:	lkorres@navios.com
Attention:	Leonidas Korres
(c)	NAVIOS or the Borrower may change their contact details by giving five Business Days’ notice to the other parties.

18.	SERVICE OF PROCESS
The Borrower irrevocably appoints HFW Nominees Ltd of Friary Court, 65 Crutched Friars, London EC3N 2AE, England, as its agent for service of process in any proceedings before the English courts in connection with this Agreement. The Borrower agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings. This Clause does not affect any other method of service allowed by law.
If you agree to the above, please sign and return the enclosed copy of this letter.
Yours faithfully,

By:	/s/ Angeliki Frangou
Name:	Name: Angeliki Frangou, Chief Executive Officer
for and on behalf of NAVIOS MARITIME HOLDINGS INC.
We agree to the above.
7 September 2010

By:	/s/ Leonidas Korres
Name:	Leonidas Korres, Chief Financial Officer
for and on behalf of NAVIOS MARITIME ACQUISITION CORPORATION